EXHIBIT 10.2

WARRANT PURCHASE AND EXERCISE AGREEMENT
WARRANT PURCHASE AND EXERCISE AGREEMENT dated as of August 6, 2014 by and among BIA Digital Partners SBIC II LP (“BIA”), BNY Mellon-Alcentra Mezzanine III, L.P. (“Alcentra”), Plexus Fund II, L.P. (“Plexus”) and GTT Communications, Inc. (the “Company”). BIA, Alcentra and Plexus are sometimes referred to in this Agreement individually as a “Seller” and together as the “Sellers”, and the Sellers and the Company are sometimes referred to in this Agreement individually as a “Party” and together as the “Parties”.
Background:
A.    BIA is the record and beneficial owner of (i) a Warrant, dated June 6, 2011, for the purchase of up to 634,648 shares of common stock of the Company (“BIA Warrant #1”), (ii) a Warrant, dated November 9, 2011, for the purchase of up to 63,225 shares of common stock of the Company (“BIA Warrant # 2”) and (iii) a Warrant, dated April 30, 2013, for the purchase of up to 356,649 shares of common stock of the Company (“BIA Warrant #3” and collectively with BIA Warrant #1 and BIA Warrant #2, the “BIA Warrants”).
B.    Alcentra is the record and beneficial owner of a Warrant, dated April 30, 2013, for the purchase of up to 329,214 shares of common stock of the Company (the “Alcentra Warrant”).
C.    Plexus is the record and beneficial owner of (i) a Warrant, dated April 30, 2012, for the purchase of up to 535,135 shares of common stock of the Company (“Plexus Warrant #1”), (ii) a Warrant, dated December 31, 2012, for the purchase of up to 178,378 shares of common stock of the Company ( “Plexus Warrant #2”) and (iii) a Warrant, dated April 30, 2013, for the purchase of up to 246,911 shares of common stock of the Company (“Plexus Warrant #3”, and collectively with Plexus Warrant #1 and Plexus Warrant #2, the “Plexus Warrants”). The BIA Warrants, the Alcentra Warrant and the Plexus Warrants are sometimes referred to in this Agreement individually as a “Warrant” and collectively as the “Warrants”.
D.    The Company would like to acquire one-half of the Warrants from the Sellers, and the Sellers are willing to sell such Warrants to the Company, on the terms and conditions set forth in this Agreement.
E.    The Company would like to induce the Sellers to exercise the remainder of the Warrants that are not being purchased by the Company, and the Sellers are willing to exercise such Warrants, on the terms and conditions set forth in this Agreement.
F.    The Parties would like to implement certain covenants and agreements with respect to the shares of Company common stock issued upon exercise of the Warrants.
Agreement:
Based on the foregoing and in consideration of the mutual promises set forth in this Agreement, the Parties agree as follows:
1.Purchase and Sale of Warrants.

(a)BIA Warrants. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1(e)), BIA will sell to the Company, and the Company will purchase from BIA: (i) Warrants to purchase 317,324 shares of common stock under BIA Warrant #1 for an aggregate purchase price equal to (A) the Closing Price minus the exercise price of $1.111, (B) multiplied by 317,324; (ii) Warrants to purchase 31,613 shares of common stock under BIA Warrant #2 for an aggregate purchase price equal to (A) the Closing Price minus the exercise price of $1.147, (B) multiplied by 31,613; and (iii) Warrants to purchase 178,325 shares of common stock under BIA Warrant #3 for an aggregate purchase price equal to (A) the Closing Price minus the exercise price of $3.269 (B) multiplied by 178,325. At the Closing, BIA will deliver to the Company each of such Warrants, together with an assignment in the form attached to this Agreement as Annex A, against payment to BIA of the purchase price for each such Warrant pursuant to Section 1(d).

(b)Alcentra Warrants. Subject to the terms and conditions of this Agreement, at the Closing, Alcentra will sell to the Company, and the Company will purchase from Alcentra Warrants to purchase 164,607 shares of common stock under the Alcentra Warrant for an aggregate purchase price per share equal to (i) the Closing Price minus the exercise price of $3.269, (ii) multiplied by 164,607. At the Closing, Alcentra will deliver to the Company such Warrant, together with an assignment in the form attached to this Agreement as Annex A, against payment to Alcentra of the purchase price for each such Warrant pursuant to Section 1(d).

(c)Plexus Warrants. Subject to the terms and conditions of this Agreement, at the Closing, Plexus will sell to the Company, and the Company will purchase from Plexus: (i) Warrants to purchase 267,568 shares of common stock under Plexus Warrant #1 for an aggregate purchase price per share equal to (A) the Closing Price minus the exercise price of $2.144, (B) multiplied by 267,568; (ii) Warrants to purchase 89,189 shares of common stock under Plexus Warrant #2 for an aggregate purchase price per share equal to (A) the Closing Price minus the exercise price of $2.468, (B) multiplied by 89,189; and (iii) Warrants to purchase 123,456 shares of common stock under Plexus Warrant #3 for an aggregate purchase price equal to (A) the Closing Price minus the exercise price of $3.269 (B) multiplied by 123,456. At the Closing, Plexus will deliver to the Company each of such Warrants, together with an assignment in the form attached to this Agreement as Annex A, against payment to Plexus of the purchase price for each such Warrant pursuant to Section 1(d).

(d)Payment. Payment for the Warrants purchased by the Company shall be paid by wire transfer of funds to such account as each Seller may designate to the Company reasonably in advance of the Closing.

(e)Closing. The closing of the sale and purchase of the Warrants under this Agreement (the “Closing”) shall take place at the offices of Kelley Drye & Warren LLP in New York, New York at 10:00 a.m. on the date of, and simultaneously with, the repayment of the mezzanine financing provided to the Company from BIA, Plexus, Alcentra and Alcentra Capital Corporation (such date, the “Closing Date”) or at such other time, date and place as are mutually agreeable to the Sellers and the Company.

(f)Closing Price. As used in this Agreement, “Closing Price” means $10.48, which was calculated by taking the average of the VWAP on each of the thirty (30) trading days prior to and including the second trading day preceding the Closing Date, and for this purpose, “VWAP” means, for each such trading day, the dollar volume-weighted average price for the Company’s common stock on the New York Stock Exchange during the period beginning at 9:30:01 a.m., New York Time and ending at 4:00:00 p.m., New York Time as reported by Bloomberg through its “Volume at Price” functions.

2.Exercise of Remaining Warrants. On the Closing Date, each Seller hereby exercises on a cashless basis all of the Warrants registered in its name that are not purchased by the Company pursuant to Section 1. Pursuant to such cashless exercise of all of the Warrants, the Company shall issue shares of common stock to the Sellers as follows: (i) 434,542 shares to BIA; (ii) 113,255 shares to Alcentra; and (iii) 365,952 shares to Plexus. The provisions of this Section 2 shall have the same effect as if each Seller had delivered a notice of exercise pursuant to the terms of the Warrants on the date of this Agreement for the exercise of all of such Warrants registered in its name that are not purchased by the Company pursuant to Section 1. To the extent the provisions of this Section 2 constitute an amendment of the Warrants, this Agreement constitutes an amendment approved by the Sellers and the Company pursuant to Section 17(a) of each of the Warrants.

3.Termination of Warrants. Each Seller and the Company agrees that from and after the Closing Date, but conditioned upon receipt by such Seller of the purchase price payment contemplated by Section 1 and the shares of Common Stock pursuant to Section 2, the rights and obligations of the Company and such Seller under each of such Seller’s Warrants shall terminate; provided, however, that (a) the provisions of Section 5(a) and 5(d) of each of the Warrants shall survive with respect to the delivery of shares of common stock in accordance with the Warrants; and (b) the reference to the “second Trading Day” in Section 5(a) of each of the Warrants shall be replaced with a reference to the “fifth Trading Day”. Except as provided in the foregoing provision, such termination shall be applicable as to all of the provisions of the Warrants, notwithstanding that any of such provisions state they may survive the termination of the Warrants. To the extent the provisions of this Section 3 constitute an amendment of the Warrants, this Agreement constitutes an amendment approved by the Sellers and the Company pursuant to Section 17(a) of each of the Warrants.

4.Tax Reimbursement Payment.

(a)In the event a Change of Control (as defined below) is consummated prior to the first anniversary of the Closing Date, the Company shall pay to the Sellers an amount equal to One Million Nine Hundred Fifteen Thousand Dollars ($1,915,000), by wire transfer of immediately available funds on the closing date of such Change of Control, as follows: (i) $938,000 to BIA; (ii) $222,000 to Alcentra; and (iii) $755,000 to Plexus.

(b)Definition of Change of Control. As used in this Agreement, “Change of Control” means (i) any merger, consolidation or other business combination of the Company with or into another Person as a result of which the common stock of the Company is converted into cash or any other security or property, (ii) any tender offer for a majority of the common stock of the Company or (iii) any liquidation or dissolution of the Company in which cash or assets are distributed to the holders of common stock of the Company (and for the avoidance of doubt, any dividend or distribution payable on the common stock of the Company other than in connection with the liquidation or dissolution of the Company shall not be deemed to have been made in connection with a Change of Control).

5.Representations and Warranties of the Sellers. Each Seller, as to itself only, represents and warrants to the Company as follows:

(a)Such Seller owns beneficially and of record all of the Warrants registered in the name of such Seller. All of the Warrants registered in the name of such Seller are owned by such Seller free and clear of any options, liens, trusts, encumbrances, security interests, charges or claims of any kind (“Liens”), other than restrictions under applicable securities laws. Upon the transfer of the Warrants registered in the name of such Seller to the Company, such Seller will have transferred title to such Warrants to the Company, free and clear of any Liens. There are no outstanding rights of subscriptions, warrants, calls, options, contracts or other agreements of any kind, issued or granted by such Seller with respect to the Warrants registered in its name.

(b)Such Seller is an accredited investor, as that term is defined under the Securities Act of 1933, as amended. Such Seller has received such disclosure regarding Company, its business, its financial condition, its prospects and its industry as such Seller has determined to be necessary in connection with the sale of the Warrants to the Company and the releases herein and such Seller has had an opportunity to ask such questions and make such inquiries concerning the Company, its business, its financial condition, its prospects and its industry as such Seller has deemed appropriate in connection with such sale and release and to receive satisfactory answers to such questions and inquiries. Such Seller has such knowledge and experience in financial and business matters, including by virtue of its relationship with Company and otherwise, that it is able to evaluate the merits of selling the Warrants and to make an informed decision to do so.

6.Representations of All Parties. Each Party represents and warrants to the other Parties that:

(a)Such Party has all requisite corporate or limited partnership (as applicable) power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby.

(b)The execution, delivery and performance of this Agreement and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Party and its board of directors, general partner and equityholders, as applicable.

(c)This Agreement, upon execution and delivery by each other Party, will be the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforceability of creditors’ rights in general or by general principles of equity.

(d)No brokerage or finder's fees or commissions are or will be payable by such Party to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement, and no Party has taken any action that would cause any other Party to be liable for any such fees or commissions.

7.Representations and Warranties of the Company. The Company represents and warrants to each Seller as follows:

(a)The Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its certificate of incorporation, bylaws or other organizational or charter documents.

(b)The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s certificate of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject), or by which any property or asset of the Company is bound or affected

(c)The shares of Common Stock being issued to each Seller are duly authorized, duly and validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions under applicable securities laws or those which have been or are created by such Seller, and shall not be subject to preemptive rights or similar rights of any stockholders.

(d)The Company has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof.

8.Releases. Except for the rights and obligations created under this Agreement, each Party (on its own behalf and on behalf of its subsidiaries and affiliated companies, and each of their respective parents, affiliated entities, and present and former officers, directors, equityholders, partners, managers, members, employees, agents, contractors, insurers, and the successors and attorneys of each of the foregoing persons and entities, and, where applicable, their respective predecessors, heirs, executors, assigns, administrators and representatives), effective upon the Closing, unconditionally fully and forever release, remise, covenant not to sue and forever discharge the other Parties hereto and each of its subsidiaries and affiliated companies, and each of their respective parents, affiliated entities, and present and former officers, directors, equityholders, partners, managers, members, employees, agents, contractors, insurers, and the successors and attorneys of each of the foregoing persons and entities, and, where applicable, their respective predecessors, heirs, executors, assigns, administrators and representatives from and against any action, cause of action, suit, debt, sum of money, account, promise, warranty, damage, covenant, contract, agreement, controversy, damage, liability, cost, expense, judgment, claim or demand of any kind or nature, in law or in equity, whether presently known or unknown, asserted or unasserted, on any theory whatsoever (collectively, “Claims”), that any of them may possess (or that might subsequently accrue) of any kind and character with respect the period of time up to and including the Closing Date arising out of or related to the Warrants.

9.Additional Provisions.

(a)Survival of Representations and Warranties. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

(b)Expenses. Each Party shall pay its own costs and expenses in connection with this Agreement and the closing of the transactions contemplated hereby.

(c)Notices. All notices, requests, demands, waivers, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed using certified or registered U.S. mail with postage prepaid or (iii) sent by next-day or overnight mail or delivery using a nationally recognized overnight courier service, as follows:

If to Borrower: c/o Global Telecom and Technology, Inc.
7900 Tysons One Place, Suite 1450
McLean, VA 22102
Attn: Richard D. Calder

with a copy to: Kelley Drye & Warren, LLP
Washington Harbour, Suite 400
3050 K Street NW
Washington, D.C. 20007
Attn: Jay R. Schifferli

If to BIA:     BIA Digital Partners SBIC II LP
15120 Enterprise Court
Chantilly, Virginia 20151
Attn: Mr. Lloyd Sams

with a copy to:     Proskauer Rose LLP
One International Place
Boston, Massachusetts 02110
Attn: Steven Ellis, Esquire

If to Alcentra:     Alcentra Capital Corporation
200 Park Avenue, 7th Floor
New York, New York 10166
Attn: Mr. Branko Krmpotic

with a copy to:     Proskauer Rose LLP
One International Place
Boston, Massachusetts 02110
Attn: Steven Ellis, Esquire

If to Plexus:     Plexus Fund II, L.P.
200 Providence Road, Suite 210
Charlotte, North Carolina 28207
Attn: Mr. Bob Anders

with a copy to:     Proskauer Rose LLP
One International Place
Boston, Massachusetts 02110
Attn: Steven Ellis, Esquire

A Party may designate a new address to which notices, requests, demands, waivers, consents and other communications shall thereafter be transmitted by providing written notice to that effect to the other Parties. Each notice, request, demand, waiver, consent or other communication transmitted in the manner described in this Section 8(c) shall be deemed to have been provided, received and become effective for all purposes at the time it shall have been (A) delivered to the addressee as indicated by the return receipt (if transmitted by mail) or the affidavit or receipt of the messenger (if transmitted by personal delivery or courier service) or (B) presented for delivery to the addressee as so addressed during normal business hours, if such delivery shall have been rejected, denied or refused for any reason.
(d)Entire Agreement. This Agreement embodies the entire agreement and understanding between the Sellers and the Company with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings relating to such subject matter.

(e)Amendments. No purported amendment, waiver or modification to any provision of this Agreement by any of the Parties shall be effective against or binding upon the Parties unless each of the Parties (or in the case of a waiver, the Party against whom such waiver is intended to be enforced) shall have duly executed and delivered to the other Parties a written instrument which states that it constitutes an amendment, waiver or modification (as applicable) to this Agreement.

(f)Counterparts. This Agreement may be executed in one or more counterparts, all of which (when executed and delivered) shall be considered one and the same Agreement and shall become effective when one or more counterpart signature pages have been signed by or on behalf of each Party and delivered by each Party to the other Parties, it being understood that each of the Parties need not sign the same counterpart. Counterparts may be delivered by facsimile or other electronic transmission method (including pdf), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(g)Assignment; Binding Effect; Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by (i) either Seller without the prior written consent of the Company or (ii) by the Company without the prior written consent of each Seller, except that this Agreement shall be assigned by the Company to the successor of the Company in Change of Control and such successor shall timely pay and discharge all of the obligations of the Company hereunder. Any purported assignment or delegation by any party of this Agreement or any of the rights or obligations hereunder in violation of this Section 8(g) shall be void and of no force or effect. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Sellers any legal or equitable right, remedy or cause of action under this Agreement.

(h)Headings; Section References. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. Except as expressly indicated to the contrary, references made in this Agreement to a Section mean a Section of this Agreement.

(i)Severability. If any provision of this Agreement shall hereafter be held invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to such parties provided by, such provision or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

(j)Governing Law; Venue; Waiver Of Jury Trial. all questions concerning the construction, validity, enforcement and interpretation of this aGREEMENT shall be governed by and construed and enforced in accordance with the laws of the state of New york without regard to its conflict of laws principles which would require the application of the laws of any other jurisdiction. each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of New York, State of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. the company and EACH SELLER hereby waive all rights to a trial by jury.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

The Sellers:

BIA Digital Partners SBIC II LP

By: /s/ Lloyd R. Sams
Name: Lloyd R. Sams
Title: Managing Director

BNY Mellon-Alcentra Mezzanine III, L.P.

By: /s/ Paul Echausse
Name: Paul Echausse
Title: Managing Director

Plexus Fund II, L.P.

By:  Plexus Fund II GP, LLC, its General Partner

By: /s/ Robert R. Anders, Jr.
Name: Robert R. Anders, Jr.
Title: Manager

The Company:

GTT COMMUNICATIONS, INC.

By: /s/ Michael R. Bauer
Name: Michael R. Bauer
Title: Chief Financial Officer and Treasurer

Annex A

Form of Assignment

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto GTT Communications, Inc. the right represented by the within Warrant to purchase ____________ shares of common stock of GTT Communications, Inc. to which the within Warrant relates and appoints ________________ attorney to transfer said right on the books of GTT Communications, Inc. with full power of substitution in the premises.

Dated: August _, 2014

[Name of Seller] By:_______________________ Title:______________________